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                                                                     EXHIBIT 5.1

                               September 25, 2000

Shaffer Asset Management, Inc.
70 West Red Oak Lane
White Plains, NY  10604

         Re:      Shaffer Diversified Fund, LP

Ladies and Gentlemen:

         We refer to the registration statement on Form S-1 filed by Shaffer Diversified Fund, LP (the "Fund") with the Securities and Exchange Commission under the Securities Act of 1933 on September 25, 2000 relating to the registration of units of limited partner interest in the fund (the "Units") as set forth on the cover page of the prospectus included therein (the "Prospectus").

         We are familiar with the proceedings to date with respect to the proposed issuance and sale of the units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis of this opinion.

         For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the original of copies.

         Based on the foregoing, we are of the opinion that:

         1. The Fund has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act").

         2. Shaffer Asset Management, Inc., a New York corporation and the general partner of the fund (the "General Partner"), has taken all corporate action required to be taken by it to authorize the issuance and sale of Units to the subscribers for Units (each a "Subscriber") and to authorize the admission to the Fund of the Subscribers.

         3. Assuming (i) the due authorization, execution and delivery to the General Partner of the Subscription Agreement by each Subscriber, (ii) the due acceptance by the General Partner of the admission of the Subscribers as limited partners of the Fund to the Fund, (iii) the payment by each Subscriber to the Fund of the full consideration due from it for the Units subscribed to by it,
(iv) the due authorization, execution and delivery by all parties thereto, including the Subscribers as limited partners of the Fund, of the agreement of limited partnership of the Fund, (v) that the books and records of the Fund set forth all information required by such agreement of limited partnership and the Act, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Fund, (vi) that the Subscribers, as limited partners of the Fund, do not participate in the control of the business of the Fund and (vii) that the Units are offered and sold as described in the Prospectus and such agreement of limited partnership, the Units to be issued to the Subscribers will represent valid limited partner interests in the Fund and, subject to the qualifications set forth herein, will be fully paid and non-assessable limited partner interests in the Fund.
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         We express no opinion as to the application of the securities or blue-sky laws of the various states (including the State of Delaware) to the sale of the Units.

         Member of our New York office are members of the Bar of the State New York only and do not opine with respect to the laws of any jurisdiction other than the State of New York and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement of which the Prospectus is a part and all references to our firm included in or made a part of such registration statement.

                                Very truly yours,

                                /s/ McDermott, Will & Emery